UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 28, 2006

The First Marblehead Corporation

(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other juris- diction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts	02199-8157
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 895-4283

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 28, 2006 (the “Effective Date”), The First Marblehead Corporation (the “Corporation”) entered into an Amended and Restated Private Student Loan Servicing Agreement (“Agreement”) with the Pennsylvania Higher Education Assistance Agency (“PHEAA”).  The Agreement amends and restates the Alternative Servicing Agreement between the Corporation and PHEAA dated October 16, 2001, as amended (“Previous Agreement”).

Under the terms of the Agreement, PHEAA has agreed to service and perform other related procedures with respect to certain private student loans (the “Student Loans”).  PHEAA’s duties under the Agreement include, for example, custodial responsibility for original credit agreements and promissory notes, preparing and distributing account statements and accrual notices, responding to borrower inquiries and communications, and collecting and crediting payments received from borrowers.

The Agreement contemplates that pools of Student Loans will from time to time be sold by their owners, typically originating lenders, to special purpose entities (each, an “SPE”) in securitization transactions sponsored by the Corporation (each, a “Securitization”).  The Agreement contemplates that at the time of a Securitization, the Corporation will assign its rights to obtain servicing of such Student Loans under the Agreement to the particular SPE.  As a result, PHEAA will service the Student Loans held by the SPE under the terms of the Agreement.  PHEAA has agreed to perform certain set-up and conversion services under the Agreement for converting Student Loan origination data to PHEAA’s servicing system.

The Agreement superseded the Previous Agreement in its entirety as of the Effective Date.  To the extent that the Corporation’s rights under the Previous Agreement had been assigned to an SPE, the servicing of Student Loans held by such SPE will be governed by the Agreement upon receipt by PHEAA of the written consent of the SPE.

Summary of Material Provisions

•                  The Agreement will generally remain in effect with respect to each Student Loan until the loan is fully paid.

•                  The Agreement has a term of three years from the Effective Date with regard to fees and product set-up and conversion services.  The Agreement automatically renews for an additional one-year term unless written notice of non-renewal is provided by either party at least 180 days prior to the expiration of the then-current term.

•                  The Agreement provides for monthly servicing fees calculated as a percentage of the principal balance of Student Loans at the end of each month. The Agreement also provides for separate conversion fees, due diligence and claims processing fees, cure servicing fees, and other miscellaneous fees.

•                  The Agreement requires that PHEAA perform its services in compliance with: service level agreements adopted by the parties for customer service, borrower correspondence, payment processing, fraud prevention, default prevention, and system requirements; servicing guidelines; an operational program manual to be completed by the parties; the terms and conditions of the credit agreements governing the Student Loans; and all federal and state laws and regulations applicable to PHEAA and the SPEs.

•                  The Agreement requires an annual audit of the general controls associated with PHEAA’s facilities, and controls over information technology and related processes. Such audit, which will be at PHEAA’s expense, must comply with AICPA Statement on Auditing Standards No. 70.

•                  Under the Agreement, PHEAA has agreed to service the Student Loans in accordance with the servicing criteria set forth in Item 1122(d) of Regulation AB (“Regulation AB”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  PHEAA has agreed to deliver to the Corporation and the SPE, at the expense of the Corporation, a report regarding PHEAA’s assessment of compliance with the Regulation AB servicing criteria during the previous 12 months ending June 30.  PHEAA has also agreed to provide a report by a registered public accounting firm that attests to the assessment of compliance made by PHEAA.

•                  The Agreement requires that PHEAA implement and maintain an appropriate security program for customer information designed to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information pursuant to the authority of Section 501(b) of the Gramm-Leach-Bliley Act of 1999.

Other Material Relationships Among the Parties

•                  Pursuant to a Referral Marketing Agreement dated October 31, 2003, among the Corporation, PHEAA, and Charter One Bank, N.A., PHEAA markets loans directly to consumers in the AES EducationGAIN Loan Program. Loans from that program will be serviced under the Agreement, but the two agreements are otherwise unrelated.

•                  PHEAA services loans in the GATE® Loan Program, a loan program sponsored by the Corporation, pursuant to a Servicing Agreement dated January 6, 1995, between PHEAA and The National Collegiate Trust, an affiliate of the Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: October 4, 2006	By:	/s/ Peter B. Tarr
Peter B. Tarr Chairman of the Board and General Counsel